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                                                                    EXHIBIT 99.5


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Our business consists of interstate natural gas transportation, storage and gathering. Our interstate natural gas transportation system faces varying degrees of competition from other pipelines, as well as alternate energy sources, such as electricity, hydroelectric power, coal and fuel oil. We are regulated by the FERC. The FERC regulates the rates we can recover from our customers. These rates are generally a function of our costs of providing services to our customers, as well as a return on our invested capital. As a result, our results have historically been relatively stable. However, they can be subject to volatility due to factors such as weather, changes in natural gas prices, regulatory actions and the credit-worthiness of our customers. In addition, our ability to extend our existing contracts or re-market expiring capacity is dependent on competitive alternatives, the regulatory environment and supply and demand factors at the relevant extension or expiration dates. While we are allowed to negotiate contract terms at fully-subscribed quantities and at maximum rates allowed under our tariffs, some of our contracts are discounted to meet competition.

REVENUE OUTLOOK

     Our business is primarily driven by contracts with shippers transporting or storing natural gas on our pipeline system. Our tariff, which is regulated by the FERC, requires shippers to pay us on the basis of stated transportation and storage rates. Under the tariff, approximately 93% of our revenue is attributed to a capacity reservation or so-called "demand" charge paid by firm customers. These firm customers are obligated to pay a monthly demand charge, regardless of the amount of natural gas they actually transport or store on our pipeline system, for the term of their contracts. As these contracts expire, our revenue varies depending on the rates at which they are renewed. Over the nine-month period ending September 30, 2002, the renewal rates for contracts with our shippers have declined as a result of increased competition, causing our revenue to decrease. We expect this trend to continue in the foreseeable future based on the current market environment for our pipeline system. However, we expect total volumes committed under firm transportation contracts to remain constant.

     On October 30, 2002, we and Wisconsin Gas Company and Wisconsin Electric Power Company, which together operate under the name We Energies and constitute our largest customer, announced that we had renegotiated multiple firm transportation, storage and related natural gas service agreements, totaling 866,500 dekatherms per day of service starting in 2003 under contracts of various terms extending to 2010. A number of these contracts were discounted. The Public Service Commission of Wisconsin and the FERC approved the agreements.

RESULTS OF OPERATIONS

     We use earnings before interest and income taxes ("EBIT") to assess the operating results and effectiveness of our business. We define EBIT as operating income, adjusted for equity earnings from unconsolidated investments, gains and losses on sales of assets and other miscellaneous non-operating items. Items that are not included in this measure are financing costs, including interest and debt expense, income taxes and extraordinary items. We believe this measurement is useful to our investors because it allows them to evaluate the effectiveness of our businesses and operations and our investments from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which are directly relevant to the efficiency of those operations. This measurement may not be comparable to measurements used by other companies and should not be used as a substitute for net income or other performance measures such as operating cash flow. Below are the operating results and an
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analysis of these results for the periods ended December 31, 2000 and 2001 and
September 30, 2001 and 2002:

                                                                             NINE MONTHS
                                                          YEAR ENDED            ENDED
                                                         DECEMBER 31,       SEPTEMBER 30,
                                                       ----------------    ----------------
                                                        2000      2001      2001      2002
                                                       ------    ------    ------    ------
                                                                             (UNAUDITED)
                                                       (IN MILLIONS, EXCEPT VOLUME AMOUNTS)
Operating revenues...................................  $  621    $  613    $  466    $  400
Operating expenses...................................    (397)     (726)     (466)     (241)
Other income, net....................................      29        29        12         5
                                                       ------    ------    ------    ------
          EBIT.......................................  $  253    $  (84)   $   12    $  164
                                                       ======    ======    ======    ======
Throughput volumes (BBtu/d)(1).......................   3,807     3,776     3,789     3,710
                                                       ======    ======    ======    ======

----------

(1) BBtu/d means billion British thermal units per day.

  NINE MONTHS ENDED 2002 COMPARED TO NINE MONTHS ENDED 2001

     Operating revenues for the nine months ended September 30, 2002, were $66 million lower than the same period in 2001. The decrease was primarily due to sales of excess natural gas in 2001 of $25 million that did not recur in 2002 and $23 million from lower realized prices in 2002 on resales of natural gas purchased from the Dakota gasification facility. Also contributing to the decrease were lower Transportation Services revenues of $9 million primarily due to milder winter weather in 2002 and increased levels of discounting as older contracts, that were initially established at or near the maximum FERC-approved rates, terminated or rolled over and the capacity was recontracted at lower rates.

     Operating expenses for the nine months ended September 30, 2002, were $225 million lower than the same period in 2001 primarily as a result of merger-related costs of $180 million incurred in 2001 associated with relocating our headquarters from Detroit, Michigan to Houston, Texas, asset impairments, costs for employee benefits, severance, retention and transition charges. Also contributing to the decrease were $23 million from lower prices on natural gas purchased at the Dakota gasification facility, $18 million from lower benefit costs and lower operating expenses due to cost efficiencies following El Paso's merger with Coastal and a change in estimate of $11 million recorded in 2001 primarily for additional environmental remediation liabilities. These decreases were partially offset by additional 2002 accruals of $13 million on estimated liabilities to assess and remediate our environmental exposure due to an ongoing evaluation of the exposure at our facilities.

     Other income for the nine months ended September 30, 2002, was $7 million lower than the same period in 2001 primarily as a result of lower equity earnings as a result of our sale of our equity investments in Deepwater Holdings Inc. and Iroquois pipeline in 2001.

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     Operating revenues for the year ended December 31, 2001, were $8 million lower than the same period in 2000. The decrease was due to the favorable resolution of regulatory issues in 2000 and lower sales of excess natural gas in 2001. The decrease was partially offset by higher realized prices on sales of natural gas from the Dakota gasification facility.

     Operating expenses for the year ended December 31, 2001, were $329 million higher than the same period in 2000. The increase was due primarily to merger-related costs and higher prices on natural gas purchased at the Dakota gasification facility. Partially offsetting the increase were lower operating expenses due to cost efficiencies following El Paso's merger with Coastal.

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  INCOME TAXES

     The effective income tax rate for the years ended December 31, 2001 and 2000 was 38 percent and 35 percent. The effective tax rate for 2001 was different than the statutory rate of 35 percent primarily due to state income taxes. For a reconciliation of statutory rate to effective tax rate, see the Notes to Our Consolidated Financial Statements, Note 4 on page F-11.

     Income tax expense for the nine months ended September 30, 2002 was $49 million, resulting in an effective tax rate of 36 percent. Income tax benefit for the nine months ended September 30, 2001 was $6 million, resulting in an effective tax rate of 38 percent. Our effective tax rate was different than the statutory rate of 35 percent primarily due to state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

  LIQUIDITY

     In February 2003, our senior unsecured indebtedness was downgraded below investment grade and is currently rated B1 by Moody's and B+ by Standard & Poor's. These downgrades will increase our cost of capital and could impede our access to capital markets.

     Our liquidity needs are provided by cash flow from operating activities and the use of our cash management arrangement with our parent company, El Paso. Under El Paso's cash management program, depending on whether we have short-term cash surpluses or requirements, we either provide cash to El Paso or El Paso provides cash to us. We have historically provided cash advances to El Paso. As of September 30, 2002, we had a cumulative net receivable from El Paso and its affiliates of $437 million as a result of this program. We believe that cash flow from operating activities and cash provided by El Paso's cash management program will be adequate to meet our short-term capital requirements for existing operations. In addition, we intend to retain $25 million in cash from the net proceeds from this offering for our capital expenditure requirements.

     In August 2002, the FERC issued a notice of proposed rulemaking requiring, among other things, that FERC regulated entities participating in cash management arrangements with non-FERC regulated parents maintain a minimum proprietary capital balance of 30%, and that the FERC regulated entity and its parent maintain investment grade credit ratings, as a condition of participating in the cash management program. If such proposal were adopted, our cash management program with El Paso could terminate, which could affect our liquidity. We cannot predict the outcome of this proposal at this time.

  CAPITAL EXPENDITURES

     Our capital expenditures during the periods indicated are listed below:

                                                                             NINE MONTHS
                                                           YEAR ENDED           ENDED
                                                          DECEMBER 31,      SEPTEMBER 30,
                                                       ------------------   -------------
                                                       1999   2000   2001   2001    2002
                                                       ----   ----   ----   -----   -----
                                                                             (UNAUDITED)
                                                                 (IN MILLIONS)
Maintenance..........................................  $59    $47    $ 60    $17     $46
Expansion/Other......................................   24     52      48     39      20
                                                       ---    ---    ----    ---     ---
     Total...........................................  $83    $99    $108    $56     $66
                                                       ===    ===    ====    ===     ===

     Under our current plan, we expect to spend between approximately $83 million and $97 million in each of the next three years for capital expenditures to maintain the integrity of our pipeline and ensure the reliable delivery of natural gas to our customers. This compares with our historical level of maintenance capital expenditures which have averaged in the range of $47 million to $60 million. In addition, we have budgeted to spend between $40 million and $63 million in each of the next three years to expand the capacity and services of our pipeline system. We commonly refer to these expansion capital

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expenditures as "Value Added Projects." We can elect to make these "Value Added
Project" capital expenditures based on current market conditions and future demand for new services and capacity. We expect to fund our maintenance capital expenditures through internally generated funds and to fund our Value Added Projects using a combination of internally generated funds, the retained net proceeds of this offering and external financing.

  DEBT

     As of September 30, 2002, none of our debt matures prior to 2021. The holders of the $75 million 7.0% debentures due 2025, however, maintain the option to require us to redeem their debentures at par value in 2005. In the fourth quarter of 2002, we incurred approximately $13 million of debt due March 5, 2010 pursuant to our assumption of El Paso CNG Company's loan with The Variable Annuity Life Insurance Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our primary market risk is exposure to changing interest rates. The table below shows the carrying value and related weighted average interest rates of our interest bearing securities, by expected maturity dates. As of December 31, 2001, the fair value of our long-term debt has been estimated based on quoted market prices for the same or similar issues.

                                                         DECEMBER 31, 2001
                                             -----------------------------------------     DECEMBER 31,
                                             EXPECTED FISCAL YEAR OF MATURITY                  2000
                                                    OF CARRYING AMOUNTS                  ----------------
                                             ---------------------------------   FAIR    CARRYING   FAIR
                                             2002-2006    THEREAFTER    TOTAL    VALUE   AMOUNTS    VALUE
                                             ----------   -----------   ------   -----   --------   -----
                                                                    (IN MILLIONS)
Liabilities:
  Long-term debt, including current
     portion -- fixed rate.................       --         $498        $498    $537      $498     $555
       Average interest rate...............       --          8.7%

     Through September 30, 2002, there have been no material changes in our quantitative and qualitative disclosures about market risks from those presented above.